Exhibit 99.1

MESABI TRUST PRESS RELEASE

July 15, 2022 @ 04:05 PM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)--The Trustees of Mesabi Trust (NYSE:MSB) declared a distribution of eighty-four cents ($0.84) per Unit of Beneficial Interest payable on August 20, 2022 to Mesabi Trust Unitholders of record at the close of business on July 30, 2022.  This compares to a distribution of nine cents ($0.09) per Unit for the same period last year.

The seventy-five cents ($0.75) per Unit increase in the current distribution, as compared to the distribution announced by the Trust at the same time last year, is primarily attributable to an increase in the total royalties received by the Trust in April 2022, as compared to the total royalties received by the Trust in April 2021. In particular, the Trust’s receipt of total royalty payments of $13,542,442 received on April 29, 2022 from Cleveland-Cliffs Inc. (“Cliffs”), the parent company of Northshore Mining Company (“Northshore”), was higher than the total royalty payments of $6,340,032 received by the Trust from Cliffs in April 2021. This increase in the total royalties received by the Trust in April 2022, as compared to the total royalties received in April 2021, was primarily attributable to higher prices for iron ore products and higher volumes of iron ore products produced and shipped during the first quarter 2022 compared with first quarter 2021.

The Trust’s announcement today also reflects the Trustees’ determination that Mesabi Trust presently has sufficient cash reserves available to make such a distribution while also increasing the Trust’s level of unallocated reserves in order for the Trust to be positioned to meet current and future expenses, and present and future liabilities (whether fixed or contingent) that may arise, including expenses incurred by the Trust during any potentially prolonged period of idling of Northshore operations (which currently have been idled by Cliffs since May 1, 2022 and is anticipated to continue through at least Fall 2022, and maybe beyond). The Trustees have received no updates on Cliffs plans concerning Northshore operations. The Trustees’ determination to increase the Trust’s unallocated reserve also takes into account numerous other factors, including uncertainties resulting from Cliffs’ announcement to make Northshore a swing operation as Cliffs’ Minorca operation becomes increasingly utilized, potential volatility in the iron ore and steel industries generally, national and global economic uncertainties, possible further disturbances from global unrest and the potential impacts from further outbreaks of the coronavirus (COVID-19) pandemic.

Quarterly royalty payments from Northshore for iron ore production and shipments during the second calendar quarter, which are payable to Mesabi Trust under the royalty agreement, are due July 30, 2022, together with the quarterly royalty report.  After receiving the quarterly royalty report, Mesabi Trust plans to file a summary of the quarterly royalty report with the Securities and Exchange Commission in a Current Report on Form 8-K.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to idling of Northshore mining and production operations, iron ore pellet production generally, iron ore pricing and adjustments to pricing, shipments by Northshore in 2022, royalty (including bonus royalty) amounts, timing of quarterly royalty payments and quarterly royalty reports, potential periodic idling of the Northshore operations and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended.  Actual production, prices, price adjustments, shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events, recession, potential future impacts of the coronavirus (COVID-19) pandemic, and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling of production lines or entire plants, announcements and implementation of trade tariffs, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, indexing features in Cliffs Pellet Agreements resulting in adjustments to royalties payable to Mesabi Trust and other factors. Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to quarterly and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under customer agreements to which Mesabi Trust is not a party and that are not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these and other risks and uncertainties is contained in the Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

Contact:

Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
904-271-2520